EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-155189 on Form S-8 of our reports dated March 5, 2012, relating to the consolidated financial statements of Verso Paper Corp., and subsidiaries (the “Company”), the consolidated financial statement schedule of the Company, and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Verso Paper Corp. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Memphis, TN
March 5, 2012